EXHIBIT 99.1

MEDIA SCIENCES INTERNATIONAL MODIFIES MICROCAPITAL NOTES
AND REPURCHASES WARRANTS

OAKLAND, N.J., March 30, 2010— Media Sciences International, Inc. (NASDAQ: MSII) today entered into agreements with Microcapital Fund Ltd. and Microcapital Fund L.P. to modify the 10% Convertible Notes and to repurchase the related Series A and Series B Warrants the Company sold to these entities on September 24, 2008, in exchange for 400,000 shares of the Company’s common stock.

Through these agreements, the parties agreed to certain modifications to the terms and conditions of the 10% Convertible Notes held by Microcapital Fund Ltd. and Microcapital Fund L.P., including the elimination of the convertible feature of the notes, and to the repurchase and cancellation of all warrants issued and contingently issuable under the original transactions.  Upon closing of the transaction, the notes issued to the Microcapital entities will be non-convertible subordinated debt of the Company.

Media Sciences International’s President and CEO Michael Levin commented, “We believe the modification of the notes and repurchase of the warrants enhances our capital structure by eliminating the significant dilution that could have resulted from the nearly 2.3 million shares of the Company’s stock that were potentially issuable under the original agreements.  This transaction also provides us greater flexibility to finance the future growth of Media Sciences.”

About the Company:
Media Sciences International, Inc. is the leading independent manufacturer of new build solid ink and color toner cartridges for office color printers. As the premium quality color toner and solid ink alternative to the printer manufacturer's brand, Media Sciences' 100% newly manufactured color toner and solid ink products for use in Dell®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® and many other color printers deliver significant savings when compared to the printer manufacturers brand.

For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Investor Relations & Media Contacts:
SM Berger & Company
Stanley M. Berger
stan@smberger.com, 216.464.6400

Web site: http://www.mediasciences.com